Exhibit 99.2

Isabella Bank Corporation

401 North Main Street

Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:

Mary Olivieri, Community Relations Director

Phone: 989-779-6309 Fax: 989-775-5501

ISBA Announces 3rd Quarter Earnings

Mt. Pleasant, Michigan, October 27, 2011 – Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today the Corporation’s net income for third quarter 2011 was $2.51 million. The Corporation paid a $0.19 per share cash dividend in the third quarter of 2011. Based on the Corporation’s average stock price of $18.35 for the month of September 2011, the annualized dividend yield was 4.14%.

The Corporation’s net income for the first nine months of 2011 was $7.50 million, a $772,000 or 11.48% increase over the same period in 2010. The increase in earnings is primarily a result of increased net interest income due to strong asset growth, and a lower provision for loan loss expense as loan losses continue to decline. As of September 30, 2011, the Corporation’s total assets were $1.32 billion, an 8.02% increase when compared to December 31, 2010. The majority of this growth was funded by a 7.42% increase in deposits. Total assets under management, which included loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations, were $1.91 billion.

The Corporation’s loan quality remains strong as evidenced by its low percentage of loans classified as “nonperforming,” 0.81% as of September 30, 2011. The comparable average ratio for all banks in the state of Michigan was 2.86% as of June 30, 2011, the date of the most recently available information. As of September 30, 2011, the Corporation had $2.04 in loan loss reserves for every dollar of nonperforming loans, an outstanding coverage ratio. In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 13.68% at the end of the third quarter of 2011 is considered to be exceptionally strong when compared to the 10.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investor Relations Tab.

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.